Bio Solutions Manufacturing, Inc. Announces Proposed Offering of $31.2 Million of Senior Secured Notes Due 2014
Wednesday May 16, 6:00 am ET

LAS VEGAS--(BUSINESS WIRE)--Bio Solutions Manufacturing, Inc. (OTCBB: BSLM - News; Frankfurt: B2T - News) announced today that it intends to offer, subject to market and other conditions, $31,200,000 of senior secured notes due 2014, with attached warrants and profit participation rights, in a private placement in the United States in reliance on Regulation D under the Securities Act of 1933, as amended (the "Act"), and outside the United States in reliance on Regulation S under the Act. The notes have not and will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act. The company intends to use the net proceeds from the offering to finance up to twelve (12) biodiesel fuel facilities and for working capital and other general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

About Bio Solutions Manufacturing, Inc.

Bio Solutions Manufacturing has developed microbiological products for waste bioremediation. The company's products are currently used by many municipal collection systems and food service facilities in the United States. The company's products have been approved by municipalities for use in food service facilities that produce waste products introduced into the municipal collection systems. The company's products treat waste in an environmentally friendly and safe manner in compliance with Federal and State government standards.

The company has developed a line of environmentally friendly cleaning products that include all-purpose cleaner, carpet cleaner, concrete and asphalt cleaner, and floor soap. In addition, the company is developing a unique, patent-pending grease extractor to be used in conjunction with bioremediation solutions to extract desired oil and grease to be converted into value-added product, such as biodiesel fuel.

Safe Harbor for Forward-Looking Statements

This document contains discussion of items that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include, but are not limited to, lack of operating history and experience in the biodiesel market, history of losses, lack of employees, risks in maintaining intellectual property, fluctuations in biodiesel fuel and energy prices, competition from other alternative energy sources, lack of working capital, debt obligations, disputes with the company's distributor and affiliated parties, litigation, general economic conditions in markets in which the company does business, extensive environmental and workplace regulation by federal and state agencies, other general risks related to its common stock, and other uncertainties and business issues that are detailed in its filings with the Securities and Exchange Commission.

Contact:
Bio Solutions Manufacturing, Inc.
David S. Bennett, President, 702-222-4781

Source: Bio Solutions Manufacturing, Inc.